Exhibit 10.16

MERCHANDISING LICENSE AGREEMENT

Agreement No: ___________

THIS MERCHANDISING LICENSE AGREEMENT is effective as of June 23rd, 2017, (hereinafter the “Effective Date”) and is made by and between the following parties (collectively referred to herein as the “Parties” and individually as a “Party”):

PARTIES:

Pineapple Express, Inc., located at 10351 Santa Monica Blvd., Suite 420, Los Angeles, CA 90025, USA (hereinafter referred to as “OWNER”) on the one hand, and

Putnam Accessory Group, Inc., located at 2133 E. 38th Street, Los Angeles, CA 90058, (hereinafter referred to as the “Licensee”) on the other hand.

RECITALS:

WHEREAS, OWNER has created and owns and/or controls the works identified in the Definitions set forth herein below (hereinafter referred to as the “Property”) and OWNER has the right to license and authorize third parties to use said Property and to grant the rights set forth herein below; and

WHEREAS, in a separate agreement between OWNER and SHARPER, INC. located at 1501 N. Sepulveda Blvd., #B, Manhattan Beach, CA 90266 (hereinafter referred to as the “Agent”), Agent has been appointed by OWNER to act as the sole and exclusive agent for OWNER in certain countries in connection with the representation of the Property and the commercial exploitation and licensing thereof and Agent has been authorized by Owner to procure and administer licensing arrangements for use of the Property (herein “Licenses” or “License Agreements”) and to receive payments in connection with such License Agreements; and

WHEREAS, Licensee desires to obtain a License to manufacture certain items of merchandise or products bearing or otherwise utilizing the Property as specifically identified in the Definitions set forth below (herein referred to as the “Licensed Articles”) and to market, sell and distribute said Licensed Articles in a certain country or countries (herein referred to as the “Territory”) and in specific channels of distribution (herein referred to as the “Retail Channels”) as defined herein below; and

WHEREAS, the Parties hereto are in agreement with respect to the terms and conditions upon which Licensee shall have the right to use the Property in connection with the manufacture, marketing, sale and distribution of such Licensed Articles during the Term of this License Agreement.

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NOW THEREFORE, in consideration of the mutual promises contained herein and in the Standard Terms and Conditions attached hereto and made a part hereof, the Parties hereby agree as follows:

I.	DEFINITIONS:

In this Merchandising License Agreement and the Standard Terms and Conditions attached hereto (collectively referred to herein as the “Agreement”), the following terms shall have the meanings set forth below:

(a)	“Property” shall mean: The approved name(s), logo(s), symbol(s), design(s), and/or visual representations, themes, illustrations, original artistic works, branding mechanisms, characterizations, names, pseudonyms, likenesses, artwork, props and other visual and audible elements of or associated therewith and all titles, brands, trademarks (and applications therefore), trade names, trade dress, copyrights, and logos used in connection therewith owned and/or controlled by OWNER entitled “THC” and the web domain THC.com, and all intellectual property rights, copyrights, trademarks and servicemarks, or other intellectual property rights therein. Each specific proposed use of a “Property” shall require the Owner’s prior written approval in each instance.

(b)	“Licensed Articles” shall mean: The items of merchandise specifically set forth in Exhibit “B” utilizing the Property.

(c)	“Term” shall mean: The period commencing on June 1, 2017 and ending on August 31, 2018 unless sooner terminated in accordance with any of the provisions set forth herein or in the Standard Terms and Conditions attached hereto.

(d)	“Territory” shall mean: USA and Canada.

(e)	“Retail Channels” shall mean: The channels of distribution set forth in Exhibit “C” for marketing, sale and distribution of the Licensed Articles.

(f)	“Merchandising Rights” shall mean: The right to utilize the Property in connection with the manufacture of the Licensed Articles and to market, advertise, promote, sell and distribute said Licensed Articles in the Territory and Retail Channels specified herein, subject to the Standard Terms and Conditions attached hereto.

(g)	“Net Sales” shall mean: The gross number of all Licensed Articles bearing and/or otherwise utilizing the Property which are manufactured and shipped/distributed by or on behalf of Licensee or any of its directly or indirectly affiliated, associated, related, parent or subsidiary companies less only: 1) Licensed Articles distributed to Agent and/or OWNER; 2) Licensed Articles distributed to third parties in the normal course of business as samples, PROVIDED THAT, no compensation of any type is received by or on behalf of Licensee for such samples and the distribution thereof is limited to a reasonable number for the purposes of stimulating sales and orders of the Licensed Articles; 3) actual, documented and verifiable returns of damaged Licensed Articles actually credited to a customer; and 4) industry customary and normal, documented and verifiable trade discounts actually credited to a customer not to exceed 5% (Five Percent).

(h)	“Royalty” and/or “Royalties” shall mean: 12% (Twelve percent) of Licensee’s wholesale selling price of the Licensed Articles or direct to consumer online retail price or any higher selling price if applicable, on all Net Sales of the Licensed Articles as specifically set forth in Section I.(g) above without deductions of any kind.

(i)	“Guarantee” shall mean: The non-returnable, non-refundable sum of $0 (Zero Dollars) payable by Licensee to Agent (in United States Dollars) as a minimum guarantee against Royalties due hereunder for the Term specified above:

Payment Schedule for Guarantee:

Advance Guarantee: $0 (Zero Dollars) payable upon execution of this Agreement by Licensee as an advance against Royalties due on Net Sales of the Licensed Articles (herein referred to as the “Advance”).

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Balance of Guarantee: $0 (Zero Dollars) due on or before any earlier termination of this Agreement.

It shall be understood and agreed that the Balance of Guarantee amount set forth above shall be payable by Licensee only to the extent that the applicable amount has not previously been remitted to Agent by Licensee by the due date by way of the Royalties theretofore paid by Licensee in excess of the Advance.

(j)	“Authorized Language” shall mean: English.

(k)	(i) “Marketing Date” shall mean: On or before May 31, 2017.

(ii) “Distribution Date” shall mean: On or before June 30, 2017.

(l)	“Trademark and Copyright Notice” shall mean: _____________________________________________

(m)	“Sell-Off Period” shall mean: A period of Ninety (90) days after expiration of the Term for Licensee to dispose of Licensed Articles in process or on hand as specifically provided in the Standard Terms and Conditions attached hereto in paragraph 12.

(n)	“Exclusivity” shall mean: Non-exclusive. For clarity, Licensee acknowledges and agrees that the license granted to it under this Merchandising License Agreement is non-exclusive, and that the Owner may enter into licenses of the Property with other third parties, including competitors of the Licensee, all in Owner’s sole discretion.

(o)	“Additional Insureds/Indemnities” shall mean: Sharper, Inc.

II.	GRANT:

Subject to the provisions set forth herein and in the Standard Terms and Conditions attached hereto and made a part hereof, OWNER hereby grants to Licensee, and Licensee hereby accepts, a non-exclusive limited License for the right to utilize the Property solely in connection with the manufacture of the Licensed Articles specified herein and the marketing, sale and distribution of said Licensed Articles in the specific Territory and Retail Channels granted herein. All rights not specifically granted pursuant to this Agreement are hereby reserved to OWNER.

Subject to Licensee maintaining the Minimum Performance Level as specified in paragraph 5.(a) in the Standard Terms and Conditions attached hereto, and upon written notice to LICENSOR of not less than Thirty (30) days prior to the end of the Term, Licensee shall have the option to extend the Term of this Agreement for a period of Fifteen (15) additional months (Hereafter the “Term Extension”) PROVIDED that all Royalties owed and paid in full to LICENSOR hereunder in respect of the Royalty Period from April 1, 2017 through May 31, 2018 have exceeded US $24,000 (Twenty Four Thousand US DOLLARS). It is expressly agreed and acknowledged that as a condition of any such Term Extension, Licensee shall be required to make a Guarantee payment during such Term Extension (Hereafter the “Further Guarantee”) of an additional amount of at least 50% (Fifty per cent) of the Royalties already paid by Licensee in respect of the initial Term. Such Further Guarantee shall be payable by Licensee to Agent on behalf of OWNER by way of an Advance of one third of the Further Guarantee as an advance against Royalties due on Net Sales of the Licensed Articles during such Term Extension and payable upon execution of the amendment to this Agreement specifying such Term Extension, together with the Balance of such Further Guarantee being paid by way of minimum payments spread equally across each quarterly Royalty Period for the balance of the Term Extension. For the purposes of clarity, there shall be no cross-collateralization or offset of any earned royalties from the Term of the Agreement to the Term Extension, including specifically that any offset of such against the Further Guarantee is hereby prohibited.

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Nothing contained herein or in any provision of the Standard Terms and Conditions attached hereto shall be construed to prevent OWNER from granting any other license to any other person or entity for the use of the Property or from utilizing the Property in any manner whatsoever.

III.	TERMS AND CONDITIONS:

This Merchandising License Agreement is subject to the Standard Terms and Conditions attached hereto and incorporated herein by reference and such Standard Terms and Conditions and all Attachments, Exhibits and/or Schedules thereto as specified herein below shall be deemed a part of this Agreement.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused this Agreement to be duly executed as of the Effective Date first written above.

Pineapple Express, Inc., (“OWNER”)

By:	/s/ Matthew Feinstein
Its:	CEO

Putnam Accessory Group, Inc. (“Licensee”)

By:	/s/ John Putnam
Its:	President

ATTACHMENTS

Merchandising License Agreement Standard Terms & Conditions
Trademarks and Copyrights	(Exhibit “A”)
Description of Licensed Articles	(Exhibit “B”)
Retail Channels of Distribution	(Exhibit “C”)
Manufacturer’s Agreement	(Exhibit “D”)
Licensee Report Form	(Schedule “1”)
Approval Guidelines	(Schedule “2”)
Licensee Product Approval Submission Form	(Schedule “3”)
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MERCHANDISING LICENSE AGREEMENT STANDARD TERMS AND CONDITIONS

1.	LICENSE

(a)	This Agreement is entered into by and between the respective Parties first set forth on page one of the Merchandising License Agreement (sometimes referred to herein as the “Agreement”) to which these Standard Terms and Conditions are attached and made a part thereof. Unless otherwise provided, all capitalized terms used herein shall have the meaning specified in the Definitions set forth in said Merchandising License Agreement. In the event there is any inconsistence between the Merchandising License Agreement and the Standard Terms and Conditions, the terms of the Merchandising License Agreement shall control in all respects.

(b)	Licensee shall have no right to sub-license any of the rights granted herein. Further, the license hereby granted to Licensee extends only to the Licensed Articles and Licensee shall not make or authorize any use, direct or indirect, of the Property in connection with any other goods, materials or services. Licensee specifically acknowledges that the rights granted herein to Licensee to manufacture, market, advertise, sell, distribute or otherwise exploit the Licensed Articles shall be expressly restricted to those Retail Channels authorized herein and shall not include any rights in connection with any: giveaway, premium, promotion, fan club, amusement and theme parks, live stage shows, sponsorship, or any channel of distribution not specifically set forth in the Retail Channels identified in the Definitions. All of the aforementioned rights and means of distribution are expressly retained and reserved by OWNER and any and all such rights may be exercised by OWNER and/or its agent and designees concurrently with the rights licensed to Licensee hereunder without regard to the extent to which any such rights may be competitive with Licensee or the rights granted to Licensee herein.

(c)	Licensee shall not, directly or indirectly, make, advertise, promote or solicit sales of the Licensed Articles, like or similar, in any country or area outside of the Territory, nor shall Licensee open a new branch or office outside of said Territory for the purpose of selling or distributing the Licensed Articles without OWNER’s express written approval. Licensee specifically acknowledges and agrees that Licensee will not knowingly sell or distribute the Licensed Articles to any persons or entities (herein “customers”) who intend to or who are likely to resell or distribute the Licensed Articles outside of the Territory and Retail Channels specified herein or in a manner specifically prohibited in paragraph 1.(b). Licensee shall be required to advise all of its customers that the Licensed Articles are to be sold and distributed only in the Territory and Retail Channels specified in the Definitions and Licensee shall use its best efforts to assist OWNER and Agent in ensuring that Licensee’s customers comply therewith.

(d)	Subject to full execution of this Agreement by all Parties hereto, the grant of rights and license set forth herein shall be in full force and effect for a Term as specified in the Definitions unless sooner terminated in accordance with any of the provisions set forth in this Agreement.

2.	PAYMENTS

(a)	In consideration of the rights and license granted herein, Licensee hereby agrees to and shall pay to Agent, on behalf of OWNER and Agent, the following:

(i)	Guarantee: Licensee shall pay the Guarantee during the Term in the amount specified in Section I.(i) of the Definitions and such Guarantee shall be payable in accordance with the Payment Schedule set forth therein. As recited in Section I.(i) of the Definitions, a portion of the Guarantee shall be payable by Licensee as an Advance against Royalties payable hereunder as specified in paragraph 2.(a)(ii) below, and the Balance of Guarantee shall be payable in the amount and on the date specified in said Payment Schedule to the extent that Royalties actually remitted by Licensee to Agent (in excess of the Advance) do not already equal or exceed the applicable amount due by the specified date.

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(ii)	Royalty: Licensee shall pay the Royalty at the applicable rate specified in Section I.(h) of the Definitions on all Net Sales of the Licensed Articles as such terms are defined in the Definitions. No costs or charges incurred in the creation, production, manufacturing, reproduction, selling, marketing, advertising, exploitation, or shipping/freight and distribution of the Licensed Articles (including, but not limited to, bank or money transfer charges) shall be deducted from the selling price of the Licensed Articles or the Royalties payable by Licensee nor, shall any deductions be allowed for cash or prompt payments, bad debts, uncollectible accounts, advertising or mark down allowances, new-store allowances, allowances in lieu of returns or for returns made on the basis of an accrual or reserve system or for any other allowances or discounts unless otherwise specifically permitted herein. If Licensee distributes the Licensed Articles to an entity in any way directly or indirectly related to Licensee (e.g., an affiliated, associated, parent or subsidiary company), or at a price less than the regular price charged by Licensee to unrelated parties, the Royalties payable on such sales shall not be less than the Royalties based upon the price generally charged to the trade by Licensee. Royalties due hereunder shall accrue on distribution/shipment or billing, whichever is earlier, and not on the payment of any invoice by a customer. Royalties shall be payable on the Net Sales of all Licensed Articles whether or not billed. Notwithstanding the foregoing, the Parties acknowledge that Licensee shall not be required to pay Royalties on Net Sales of the Licensed Articles until the amount of such Royalties which would otherwise be due hereunder, equals the amount of the Advance already paid by Licensee to Agent as specified in the Payment Schedule set forth in Section I.(i) of the Definitions.

(b)	Notwithstanding anything to the contrary contained herein, the Royalties payable during the Term shall not be less than the Guarantee specified in the Definitions and Licensee’s obligation for payment of the full amount of the Guarantee and any Royalties due in excess of such Guarantee shall survive expiration or termination of this Agreement and notwithstanding any such expiration or termination, the obligation for payment of a Royalty by Licensee will continue for so long as any Licensed Articles are manufactured, sold or distributed by or on behalf of Licensee.

(c)	Within 30 (thirty) days following the last day of each calendar quarter during the Term (the “Royalty Period”), Licensee shall furnish to Agent and OWNER a complete and accurate statement of all sales and distribution of the Licensed Articles during such Royalty Period, whether or not any Net Sales have taken place during such Royalty Period. Each such statement shall be accompanied by Licensee’s remittance of all Royalties and any other sums (if any) shown to be due. (i.e., Royalties due for each calendar quarter commencing on the first (1st) day of January, April, July and October [with the exception of the first and last calendar quarters which may be “short” depending upon the date of the commencement and expiration or termination of this Agreement] shall be reported and payable to Agent and OWNER no later than thirty (30) days after the end of each such calendar quarter). Each such accounting statement shall be sent to Agent and OWNER in the form attached hereto as Schedule “1” or such other form otherwise provided or approved by OWNER and such statement shall include the number of units manufactured, sold and/or distributed of each of the Licensed Articles, the style number and description of the Licensed Articles, the applicable selling price (which shall detail the gross selling price of the Licensed Articles and any permitted deductions or bona fide returns for damaged goods actually received and credited to the customers during such calendar quarter, if allowable), and the applicable Royalty rate.

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(d)	Royalty statements and all payments due hereunder shall be sent to Agent at the address set forth in paragraph 14. below within the time period and in the manner specified herein. All payments shall be made to Agent at Licensee’s expense by check or wire transfer and all such payments shall be in United States currency and Licensee shall pay and hold Agent and OWNER forever harmless from all customs, duties, levies, handling charges, taxes (including without limitation, sales, use, inventory, goods and services and value added taxes or other similar taxes which may be levied on the sale of the Licensed Articles [excluding OWNER’s and Agent’s income taxes due on the receipt of payments from Licensee in connection with the sale of the Licensed Articles]) and any other fees or charges which may be imposed under any law now or hereafter in effect, based upon the license, delivery, shipment, import, export, manufacture, use or sale of the Licensed Articles which such charges shall not be deducted from any Royalty due hereunder.

(i)	In the event that Licensee shall be prohibited by law from remitting any sums due hereunder because such sums are restricted due to a moratorium, embargo, banking regulations, exchange restrictions or other governmentally imposed restriction on conversion and remittance (such sums shall be referred to herein as “Restricted Sums”), Licensee shall immediately notify Agent and OWNER, in writing, of such conditions and Licensee shall thereafter take all necessary steps at its own expense and at Agent’s and/or OWNER’s request, to obtain any requisite exchange control consents necessary for the remission of monies due hereunder. If Licensee is unable to remit such monies, Licensee shall notify Agent and OWNER and be required to follow all reasonable instructions of Agent and/or OWNER including, but not limited to, immediately depositing such Restricted Sums in a bank account in the Territory in the name directed by OWNER in writing. Such Restricted Sums shall only be considered as a valid payment of sums due hereunder when duly deposited as directed.

(ii)	In the event that Licensee shall be required by any government authority to withhold any portion of the sums due hereunder, as determined by an opinion of legal counsel of the Licensee that is reasonably acceptable to OWNER and Agent, and pay over such portion to a government authority, (herein referred to as a “government imposed “Withholding Tax”), Licensee shall be entitled to withhold only such amount of government imposed Withholding Tax as is actually required to be paid at the lowest applicable rate, provided that Licensee shall take all steps necessary and sign all documents required to enable a receipt and certificate of Withholding Tax or other similar document to be issued to the benefit of OWNER and in the name of OWNER and a tax credit to be credited or claimed by OWNER (unless otherwise directed by OWNER) with respect to any such government Withholding Taxes paid by Licensee. Licensee specifically acknowledges and agrees that Licensee shall undertake and be required to accurately complete and timely file within all applicable time frames all documentation required in connection with any such government imposed Withholding Taxes and Licensee shall promptly provide OWNER, or Agent on behalf of OWNER, with all official tax receipts and/or certificates of tax deduction and other necessary and appropriate documentation required to enable OWNER to claim a United Kingdom tax credit in respect of any such taxes so deducted. In the event that any such government imposed Withholding Tax originally deducted hereunder can subsequently be paid, Licensee shall do so promptly.

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(e)	It is specifically agreed that late or insufficient payments and statements shall be deemed to constitute a material breach and default by Licensee hereunder, and in addition to any other rights and remedies which OWNER may have, if such late or insufficient payments and/or statements are not cured within 10 (ten) days after written notice is given to Licensee, OWNER may terminate this Agreement at the end of such 10 (ten) day period. In such event, any remaining unpaid balance of the Advance and any unpaid Guarantee shall become due and payable immediately. Licensee shall pay interest on all late payments at the rate of 1% (one percent) per month (or the maximum interest rate permitted by law in Licensee’s Territory, if less than such amount) from the date that such payment was due until the date Agent receives such late payment, and the interest payment shall be a non-recoupable expense. In the event that any legal expenses or other expenses of debt collection shall be incurred by reason of Licensee’s failure to render any statements and/or payments due hereunder, in addition to and without prejudice to any other rights of OWNER or Agent (including such rights of termination as set forth herein below in paragraph 11.), Licensee shall indemnify OWNER and its Agent and pay for any and all reasonable legal fees and expenses of debt collection which may have been incurred in securing a remedy to Licensee’s failure as aforesaid.

(f)	Licensee represents that during the full Term hereof and for a period of at least three (3) years after the termination or expiration of the Term (including any renewal thereof), Licensee will maintain and keep at its usual and principal place of business as specified above, proper, complete and accurate up- to-date books of account and records covering all transactions relating to this Agreement and the manufacture, sale and distribution of the Licensed Articles and any other use of the Property by Licensee or any affiliated entity in a form which meets Financial Accounting Standards Board (FASB) standards. OWNER, or its duly authorized agent, accountant or representative, upon giving Licensee 5 (five) business days prior written notice, shall have the right at all reasonable business hours to examine, audit and inspect the books of account and records and all other documents and materials in the possession or under the control of Licensee in so far as the same relate to the Licensed Articles, Property and/or this Agreement. Licensee shall make such books and records available for examination and OWNER or its nominated agent, accountant or representative, shall have free and full access thereto and be permitted to make copies and take extracts of all books of account and accounting records in so far as they relate to the subject matter hereof and Licensee shall fully cooperate with OWNER or its authorized agent, accountant or representative in connection therewith. OWNER acknowledges that it shall exercise its right to audit Licensee no more than once in any 12 (twelve) month period of the Term, unless during such twelve (12) month period, an audit conducted by the OWNER discovers an underpayment of any amounts due by Licensee under the Agreement in excess of three percent (3%) of the amount properly due to OWNER, in which case, there shall be no limit on the number of audits conducted by the OWNER. In addition, Licensee agrees to use reasonable efforts to enable OWNER or its agent, accountant or representative to audit and review the records of any and all of Licensee’s distributors, manufacturing facilities and/or other suppliers producing articles utilized in connection with the Licensed Articles and all storage facilities in order to verify the accountings submitted by Licensee and to ensure that unauthorized merchandise is not being distributed with or without the knowledge and consent of Licensee. Any inspection shall be at OWNER’s expense unless a discrepancy in the amount of 5% (five percent) or more is discovered for the period examined, in which event Licensee shall bear the reasonable costs and expenses of such inspection, (including, without limitation, all accounting, auditing fees and other costs and expenses incurred in connection with the inspection and enforcement of this provision) in addition to paying all Royalties owed with interest due thereon. The exercise of any right to examine or to audit Licensee’s books or records or the receipt or acceptance by Agent and/or OWNER of any Royalty statements and/or payments hereunder (or the cashing of any Royalty checks paid hereunder) shall not preclude OWNER, or its accountants, representatives, or agents (including Sharper, Inc.) from thereafter questioning or disputing the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall be rectified immediately and the appropriate payment (including interest, as applicable) shall be made to Agent. Should a mistake or inconsistency be discovered which results in a credit to Licensee, such credit shall be deductible from monies thereafter payable, and shall not require the repayment of any prior sums paid or received hereunder.

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(g)	Upon the expiration of the Term, in the event the Parties extend the Term , the original Advance and Guarantee have not been fully recouped by Licensee from Royalties due hereunder, Licensee shall have no right to carry forward any un-recouped balance.

3.	RIGHTS OF APPROVAL AND QUALITY CONTROL

(a)	Prior to the commencement of the manufacture of the Licensed Articles, Licensee shall submit to Agent one (1) prototype, design, layout or sample of each of the Licensed Articles to be manufactured and all cartons, containers, packaging and wrapping materials, hang tags, labels, inserts, in-packs, advertising, promotional displays, press releases or other material including, but not limited to, any materials bearing, referring to, or otherwise utilizing the Property (hereinafter referred to as “Collateral Materials”) in the following stages: 1) conceptual artwork; 2) final artwork; and 3) as a pre-production sample. Agent shall then submit such materials to OWNER for approval. Licensee acknowledges and agrees that Licensee must obtain OWNER’s specific written approval of all such prototypes, designs, layouts and sample Licensed Articles and Collateral Materials in each of the aforesaid stages before Licensee shall be authorized to manufacture any Licensed Articles and Collateral Materials.

(b)	After the Licensed Articles and any Collateral Materials have been manufactured, but prior to any distribution thereof, Licensee shall furnish two (2) finished samples of each of the Licensed Articles and all Collateral Materials to Agent (or, if otherwise directed by Agent, one (1) sample of all such items shall be furnished by Licensee to Agent and one sample of all such items shall be furnished directly to OWNER) for OWNER’s written approval. After samples have been approved in writing by OWNER pursuant to the foregoing, OWNER shall not unreasonably withdraw its approval and Licensee shall not make any material modification thereto without first obtaining OWNER’s prior written consent in each stage as set forth above.

(c)	All submissions required pursuant to this paragraph 3. shall be made in accordance with Schedules “2” (Approval Guidelines) and “3” (Licensee Product Approval Submission Form), and shall be subject to OWNER’s written approval prior to any use, commercial manufacture, sale, distribution, exploitation or public disclosure thereof Further, Licensee shall deliver all submissions, prototypes, designs, specimens and samples and all other items referred to in this paragraph 3. free of cost and the costs of carriage or mailing of all such items to Agent and OWNER shall be paid by Licensee. Licensee acknowledges that such submissions, prototypes, designs, specimens and samples will not be returned to Licensee. All approvals required hereunder may be granted or withheld by OWNER in its sole and absolute discretion, but OWNER shall use its best efforts to respond within 7 (seven) business days after OWNER’s receipt of Licensee’s submissions.

(d)	After Licensee has commenced selling or distributing the Licensed Articles, Licensee shall furnish to Agent and OWNER, without cost, twelve (12) finished samples (six to Agent and six to OWNER) of each type of the Licensed Articles, (however, OWNER, or Agent on behalf of OWNER, may, when necessary, request that Licensee provide an additional 4 (four) samples without cost for trademark and copyright purposes), together with any cartons, containers, hang-tags and packaging and wrapping materials used in connection therewith. If the quality of any of the Licensed Articles falls below the quality previously approved by OWNER or should any of the Licensed Articles fail to conform to the approved samples or be found to be defective or harmful to the consumer, OWNER shall have the right to withdraw its approval of such items, in which case, upon demand, Licensee shall cease offering such Licensed Articles for sale until such Licensed Articles have been corrected to OWNER’s satisfaction and if such inferior quality, non-conformance, defect or harmful condition shall, in OWNER’s reasonable opinion, pose a threat to the consumer, or the name and goodwill associated with the Property, Licensee shall be required to recall any such Licensed Articles. Licensee shall, at all times, have in place appropriate procedures to promptly recall any Licensed Articles which fail to conform to the approved samples or which may be defective. Licensee acknowledges and agrees that this Agreement may be terminated in accordance with the provisions set forth herein below in paragraph 11. if Licensee does not cure such quality problem(s) within the time period specified therein.

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(e)	Licensee acknowledges that the Licensed Articles and all Collateral Materials shall be of a high quality and standard which is at least equal to comparable products manufactured and marketed by Licensee and in conformity with a standard sample approved by OWNER. Further, Licensee shall ensure that the Licensed Articles and all Collateral Materials shall be of a high standard and of such style, appearance and quality as to be adequate and suited to their exploitation as contemplated herein and the same shall in no manner reflect adversely upon the good name and goodwill of the Property. Additionally, Licensee shall warrant and represent and have the sole and complete responsibility for ensuring that all Licensed Articles and the Collateral Materials will be manufactured, sold, distributed, promoted and advertised in an ethical and responsible manner and in full and complete compliance and in accordance with all laws, codes, rules, standards and regulations (including, but not limited to, all health, safety and employment rules and regulations) applicable to the Licensed Articles and the use of the trademarks and copyrights therein and associated therewith in all countries within the Territory. Licensee shall pretest the Licensed Articles and shall cause truthful labeling regarding care, maintenance and use to be affixed to the Licensed Articles, packaging or hangtags therefore, as appropriate. Licensee shall immediately notify OWNER and Agent of all complaints coming to Licensee’s attention from any consumer, customer, or governmental body relevant to any of the Licensed Articles and shall keep OWNER and Agent regularly advised by notice of the status and resolution thereof. Licensee shall resolve all such complaints as expeditiously as possible. Unless otherwise specifically agreed to in writing by OWNER, the Licensed Articles and all Collateral Materials (including all advertising therefore) shall utilize only the Authorized Language set forth in Section I.(j) of the Definitions.

(f)	Licensee specifically acknowledges and agrees that it may not use, advertise, promote, distribute or sell any materials utilizing the Property without having first obtained OWNER’s prior written approval for each specific instance and such approval shall not constitute a waiver of any of OWNER’s rights or of Licensee’s duties under this Agreement. Licensee hereby acknowledges that neither OWNER nor Agent are competent to determine whether any of the Licensed Articles are fit for the use normally and reasonably intended or safe for sale and/or distribution to the public at large. Accordingly, all approval rights set forth herein relate to aspects of use of the Property and not to determination of the safety of the Licensed Articles, and any approval of the Licensed Articles shall in no way detract from the Licensee’s obligations to comply with statutory or other safety guidelines applicable in Licensee’s Territory (including, but not limited to, consumer product safety standards and laws, health, workplace and labor standards and laws, environmental protection standards and laws, customs and importation laws and all other standards and laws governing the manufacture, distribution and sale of goods in the Territory), nor shall such approval be deemed approval of Licensee’s creation and/or use of any verbiage, copy, mark, artwork, design or other material which is not owned or controlled by OWNER or provided to Licensee by OWNER, or by Agent on behalf of OWNER (hereinafter referred to as “Ancillary Material”). Such Ancillary Material shall be used at Licensee’s own risk and Licensee shall take any and all precautions deemed appropriate to ensure that such Ancillary Material is wholly original with or fully cleared by Licensee and that the use by Licensee of Ancillary Material does not infringe the rights of any third parties. Licensee shall fully indemnify, hold harmless and defend OWNER, and its officers, directors, agents (including Sharper Inc.), and employees against any claims, suits, losses or damages (including reasonable attorney’s fees) arising out of such use of Ancillary Material by Licensee.

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(g)	Licensee shall permit OWNER, Agent or their representative at all reasonable times and upon reasonable written notice, to enter Licensee’s premises for the purpose of inspecting the Licensed Articles or the method of manufacture thereof prior to and during their sale and distribution and shall make similar arrangements for inspection of any process performed by a sub-contractor.

(h)	It is understood and agreed that OWNER shall retain all right, title and interest in the Property and the trademarks and copyrights thereto and derivative thereof. All artwork, designs, illustrations, logos, names, biographical material, photographs or other similar material supplied to Licensee embodying the Property shall be and remain the property of OWNER, and shall be promptly returned to OWNER or its Agent after use. Licensee shall not use any such material in any manner other than as contemplated and permitted herein. Any and all additions to, and new renderings, modifications, improvements or embellishments to any such materials or the Property shall, notwithstanding their invention, creation, modification and use by Licensee, (which shall be subject to OWNER’s absolute approval) be and remain the property of OWNER and all rights, title and interest thereto are hereby assigned to OWNER, and OWNER and its Agent and designees may freely use, and license others to use, the same. Licensee shall not register or cause any other entity not authorized by OWNER to register any intellectual property rights arising from or relating to the Property.

(i)	Licensee agrees to affix to the Licensed Articles, and to all Collateral Materials, (including, but not limited to, all packaging and advertising material), the Trademark and Copyright Notice set forth in the Definitions or such other notice provided or approved by OWNER in writing. Licensee further agrees to affix to any such material, the appropriate trademark, copyright or servicemark notice (i.e., “TM”, “©”, “SM” or “R”) and such other reasonable notice or notices of trademark and copyright as reasonably requested by OWNER. Additionally, in the event that the Licensed Articles contain any packaged goods and/or garments or other items to which a hang tag may be attached, Licensee shall insert or affix to such items either a hang tag or insert, approved by OWNER, which contains information relating to the Property as specified in the style guide as well as the Internet web site address for the Property.

(j)	In the event that Licensee shall create, modify and/or embellish any artwork or other materials utilizing the Property or should Licensee commission a third party to assist Licensee in the creation, modification and/or embellishments of any artwork or other materials utilizing the Property, Licensee agrees that such work shall only be performed as a “work made for hire” on behalf of OWNER as that phrase is used under U.S. Copyright Law and Licensee shall, if necessary, promptly assign (or arrange to have said third party assign) all rights in and to such work and other material to OWNER including the copyright, title and interest in and to such materials and Licensee shall execute any documents, or obtain the execution on such documents by any third party aiding or assisting Licensee in the creation or development of the materials, which may be necessary to accomplish or confirm the foregoing. This provision shall survive any expiration or termination of this Agreement.

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(k)	Licensee acknowledges that the Property is unique and original to OWNER and that OWNER is the owner thereof including all trademarks and copyrights therein and derivative thereof. Licensee shall not, at any time during the Term or thereafter, dispute or contest OWNER’s exclusive right and title to the Property and/or the trademarks and copyrights or the validity thereof nor shall Licensee assist others in disputing or contesting such rights and title. Licensee agrees to cooperate fully and in good faith with OWNER at no cost to Licensee unless otherwise agreed, for the purpose of securing and preserving OWNER’s rights in and to the Property. In the event there has been no previous registration of the Property and/or Licensed Articles and/or any materials relating thereto, upon request from OWNER, or Agent on behalf of OWNER, Licensee shall provide the necessary information and additional samples to enable OWNER to register a copyright and trademark and/or servicemark in the name of OWNER and Licensee shall sign any and all documents necessary to accomplish the foregoing.

(l)	Licensee agrees not to associate any other characters or properties of any other entity, including Licensee, with the Property or its trademarks either on the Licensed Articles or in their packaging, advertising, promotional or display materials so as to promote such other characters or properties or to create the impression that any trademark or property rights in the Property are related to any such rights of such other entity without prior written permission from OWNER. However, Licensee may use its own trademarks and other identifying material in such manner as to identify it as the actual source of the manufactured articles subject to OWNER’s rights of approval as provided in this paragraph 3.

(m)	In those jurisdictions where, in order for use of trademarks to be valid, a direct license from the trademark owner of record is required in favor of the trademark user, Licensee undertakes, upon request from OWNER at no additional cost to Licensee, to promptly complete a registered user agreement or enter into a similar agreement with the OWNER, with respect to any trademarks associated with or embodied in the Property. Licensee undertakes in addition, to execute such further documents, acknowledgments and instruments as are necessary for the purposes of effectuating recordation of Licensee as a user of said trademark, in such jurisdictions in accordance with the requirements of the specific jurisdictions concerned, and Licensee undertakes to cooperate in effectuating such recordation, however, Licensee shall not be required to incur any costs or expenses in connection with such recordation. Upon termination of Licensee’s right to use the licensed trademarks in the aforesaid jurisdictions, Licensee undertakes to cooperate in the cancellation of the aforesaid recordation, and further undertakes to execute any and all documents as are necessary for that purpose.

4.	SUB-CONTRACTING

If Licensee wishes to sub-contract any step in the manufacture of the Licensed Articles, it may do so only with OWNER’s prior written approval, and only after it provides the name and address of the proposed sub-contractor and all of its principals, the type of products which such sub-contractor has previously produced, and a written undertaking in the form attached hereto as Exhibit “D” or such other form either furnished or otherwise approved by OWNER in which such sub-contractor agrees to conditions relating to, interalia, quality control, completion of a registered user agreement with respect to any trademarks associated with or embodied in the Property, reporting, access and non- bootlegging activities. In any event, all acts of such sub-contractor shall be deemed the acts of Licensee for all purposes and such sub-contractor’s failure to fully and properly account to Licensee shall not relieve Licensee of any liability resulting therefrom.

5.	DISTRIBUTION

(a)	Licensee agrees that commencing on or before the Marketing Date set forth in the Definitions and thereafter during the Term, it will diligently and continuously market, a minimum of six types and/or categories of the Licensed Articles throughout the Territory and Retail Channels specified in the Definitions (Herein referred to as the “Minimum Performance Level”) and that it will make and maintain adequate arrangements for the manufacture, and the distribution and sale of all the Licensed Articles throughout said Territory and Retail Channels in a manner to maximize the revenue derived therefrom.

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(b)	Licensee agrees that it will sell and distribute the Licensed Articles covered by this Agreement outright and not on an approval or consignment basis and only to wholesalers and distributors for sale and distribution to retail stores and merchants in the Territory and Retail Channels specified in the Definitions, and to retail stores and merchants for sale and distribution direct to the public in said Territory and Retail Channels. Licensee warrants and undertakes that it shall not sell the Licensed Articles to hawkers, peddlers or street vendors. Licensee shall not, without the prior written consent of OWNER, knowingly sell or distribute such Licensed Articles to wholesalers, distributors, retail stores or merchants whose sales or distribution are, or will be made, for publicity or promotional tie- in purposes, combination sales, premiums, giveaways, or similar methods of merchandising in particular whereby a third party may derive promotion, advertising, endorsement or enhancement of its product or service through association with the Property.

(c)	In addition to all other remedies available to OWNER, the rights granted to Licensee herein may be terminated with respect to any Article if:

(i)	Licensee fails to submit a prototype for each of the Licensed Articles within three (3) months after the Effective Date of this Agreement;

(ii)	Licensee fails to begin manufacturing the Licensed Articles within two (2) months after the prototype is approved by OWNER;

(iii)	Licensee fails to begin marketing the Licensed Articles on or before the Marketing Date specified in the Definitions;

(iv)	Licensee fails to actively continue the marketing of any design or style of the Licensed Articles for a period of ninety (90) days after the Marketing Date or, if the Licensed Articles are seasonal in nature, during Licensee’s normal selling season;

(v)	Licensee fails to sell and distribute any design or style of the Licensed Articles during any one hundred eighty (180) day period after the Distribution Date specified in the Definitions or, if the Licensed Articles are seasonal in nature, during Licensee’s normal selling season; or

(vi)	Licensee fails to actively continue the marketing and/or distribution of any of the Licensed Articles in a country or substantial portion of the Territory licensed hereunder for a period of one hundred eighty (180) days or, if the Licensed Articles are seasonal in nature, during Licensees normal selling season, OWNER may terminate the license for such Article(s) with respect to such area or Territory.

In the event of a breach or omission in any of the marketing, manufacturing, sales or distribution obligations of Licensee as set forth in this paragraph 5.(a), (b) and (c) above, OWNER or Agent on behalf of OWNER, shall give Licensee thirty (30) days written notice of such breach or omission during which time, Licensee shall have an opportunity to cure such breach or omission. If Licensee does not affect such a cure within the period, then the Agreement, the rights to the Licensed Article or Articles, Territory or portion of the Territory, as applicable, shall terminate and any remaining unpaid Advance and Guarantee shall become immediately due and payable and no portion of the Advance and Guarantee shall be refundable to Licensee.

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6.	INFRINGEMENT

(a)	Subject to the provisions of this paragraph, upon request, Licensee shall reasonably assist OWNER in the procurement and protection of the rights in and to the Property at no cost to Licensee unless otherwise provided herein. Licensee shall promptly notify OWNER or Agent in writing of any infringements or imitations by others of the Property or materials similar to those covered by this Agreement which may come to Licensee’s attention, and OWNER shall have the right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or proceeding of any kind or nature with respect to the Property or take any action on account of any such infringements or imitations without first obtaining the prior written consent of OWNER to do so.

(b)	In the event that OWNER agrees to the commencement of any action by Licensee, then Licensee shall be responsible for the costs thereof unless OWNER agrees in writing to join the Licensee in such action in which case the costs and any proceeds from such action shall be divided between the participating Parties in shares to be agreed on between such Parties in writing. For the avoidance of doubt it is understood that OWNER shall have no obligation to commence any action and OWNER may in its absolute discretion refuse any action which may negatively impact upon the goodwill in the Property including, but not limited to, an action against any schools, charities, and hospitals where the breach or breaches have not directly benefited such entities financially. Further, in the event that OWNER shall elect to institute an action or proceeding against a third party in connection with the Property, Licensee shall cooperate with OWNER and provide all information and assistance reasonably requested by OWNER, its agent or representative on behalf of OWNER in connection with the same.

7.	LIMITATIONS ON USE OF THE PROPERTY

(a)	All rights and interests with respect to the Property not specifically granted to Licensee herein shall be and are specifically reserved to OWNER. Licensee is not by virtue of this Agreement acquiring any rights whatsoever in any character, motion picture, radio or television production, broadcast, music, video, down the line and/or on-line delivery or other endeavor based upon, derivative of, or otherwise related to the Property whether currently existing or hereafter created.

(b)	Licensee shall, from time to time, sell to OWNER, such amounts of the Licensed Articles as reasonably requested at Licensee’s lowest selling price. No Royalties shall be payable on the sale of the Licensed Articles for such purposes.

(c)	OWNER and Agent shall have the right to use the name of Licensee in a manner to give the Property, the Parties and/or their programs full and favorable prominence and publicity. However, neither OWNER, nor Agent shall be under any obligation whatsoever to use the Property or any character, symbol, design, likeness, or visual representation thereof in any medium.

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8.	LIMITATIONS ON USE OF THE LICENSED ARTICLES

Licensee recognizes that the license herein granted concerns both copyright and trademark rights. Licensee acknowledges that a material term of this Agreement is that the Licensed Articles authorized herein are intended to be sold and will be sold to the general public, as finished goods, in the form submitted to and approved by OWNER, as provided in paragraph 3. (relating to approval of actual production samples); and that the use of such Licensed Articles in combination with any other materials to form a new or combination product (or new version of the Licensed Articles) will constitute an infringement of copyright and/or trademark rights unless agreed upon in writing by OWNER. Licensee agrees to notify OWNER of any instances brought to its attention, or which it discovers, wherein the Licensed Articles are used in combination with other materials to form a new product. Licensee further agrees that should it violate the matters set out in this paragraph, OWNER may immediately terminate this Agreement by giving Licensee written notice to such effect.

9.	GOODWILL

Licensee recognizes the particular and substantial value of the publicity and good will associated with the Property and shall not knowingly do any act or omission which would jeopardize such goodwill. Licensee acknowledges and agrees that such goodwill shall accrue and belong exclusively to OWNER and that Licensee’s use of the Property shall inure to the benefit of OWNER. Licensee further acknowledges that Licensee has and will hereby or hereafter acquire no ownership in the Property or goodwill therein or associated therewith and, at no time will Licensee claim any rights therein except, the right to use the Property in connection with the Merchandising Rights as specifically permitted and authorized in this Agreement. Upon the termination or expiration of the Term, Licensee shall be deemed to have assigned, transferred and conveyed to OWNER any trade rights, equities, goodwill, title or other rights in and to the Property which may have been created or obtained by Licensee in connection with the rights licensed hereunder, and Licensee will execute any instruments as reasonably requested to accomplish or confirm the foregoing. Licensee will at no time use or authorize the use of any trademark, trade name or other designation identical with or confusingly similar to OWNER’s trademarks.

10.	REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

(a)	(i) Owner represents and warrants that it has the full power and authority to enter into this Agreement and to license the rights herein granted. Owner further represents that it has granted Agent the right to license the rights granted herein. Agent and Owner each, individually, represent and warrant that it has not entered into or authorized any agreements with any other party in conflict herewith and the execution and delivery of this Agreement will not result in a violation of, or breach of any agreement to which it is a party. Owner further represents and warrants that to the best of its knowledge and belief, Licensee’s use of the Property as permitted in this Agreement will not infringe upon any valid rights of any third party provided that all uses of the Property are made strictly in accordance with the terms and conditions set forth herein. This representation and warranty shall not apply to any changes made to the Property by Licensee whether or not such changes have previously been approved by Owner.

(ii) Owner and Agent, individually, or collectively as applicable, agree to indemnify, defend and hold harmless Licensee against any claims and damages, costs and expenses (including reasonable attorneys’ fees) arising from a breach of its warranties or obligations herein provided that prompt notice is given to Agent and Owner of any such claim and provided further that Licensee shall be fully performing its obligations hereunder and used the Property in strict accordance with the terms and conditions set forth herein and that Agent and/or Owner, as applicable, shall have the option, at their election, to undertake and conduct the defense of any such suit and no settlement of any such claim or suit shall be made by Licensee without prior written consent of Agent and/or Owner.

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(b)	(i) Licensee represents and warrants that Licensee has the full power and authority to enter into this Agreement and that it is capable of performing its obligations herein and that it has the ability to manufacture, market, sell and distribute all of the Licensed Articles granted herein in all of the Retail Channels and areas and/or countries in the Territory and that there is no contract, agreement or understanding with any other person, firm or corporation which would interfere with the obligations assumed by Licensee hereunder, that Licensee shall not at any time do or suffer to be done any act or omission which may in any way impair or adversely affect the Property or the rights and interests of Agent and Owner, and that, except for claims relating solely to the Property which are the direct and sole result of a breach of the warranties set forth in paragraph 10.(a)(i) above, the Licensed Articles and advertising and promotional materials relating thereto will not infringe or violate any law or regulation applicable to the manufacture, advertising, sale, distribution or use of the Licensed Articles in the Territory or any patent, copyright, trademark, trade name, literary, artistic or other property right, right of privacy or any other right of any person, firm or corporation and will not contain any libelous or unlawful material and that the Licensed Articles will for all purposes, be safe and fit for the sale and use intended.

(ii) Licensee agrees to indemnify, defend (with legal counsel satisfactory to Agent and OWNER) and hold harmless Agent and Owner from and against any claims, damages, costs and expenses (including reasonable attorneys’ fees) arising from any suit, claim or demand based upon or arising out of any of the following: any breach or alleged breach of Licensee’s warranties, representations, covenants, undertakings or obligations as contained in this Agreement, including the Standard Terms and Conditions incorporated by reference therein, any alleged unauthorized use of any patent, process, idea, method or devise by Licensee, its subsidiaries, manufacturers, distributors or the employees or agents of any of the foregoing in connection with the Licensed Articles; any other alleged actions by Licensee or any of the aforementioned entities including, without limitation, any alleged copyright or trademark infringement or act of unfair competition in connection with (but not limited to) the manufacture, distribution, exploitation, advertisement, sale, use or promotion of the Licensed Articles; and any alleged defects in or harm caused by the Licensed Articles. Licensee shall receive prompt written notice of any such claim or suit of which Agent or Owner shall have notice and Licensee shall undertake and conduct the defense of any such action, however, Agent and Owner shall, at their option, be entitled to participate in the defense of any such action.

(c)	Licensee agrees that upon execution of this Agreement , it will obtain and maintain at its own expense, a comprehensive General and Commercial Liability Insurance Policy from a qualified insurance company licensed to do business in the state of New York and having a Best rating of at least B+, which includes adequate protection and coverage in an amount no less than US $1,000,000 for each occurrence and US $3,000,000 in the aggregate for personal injury, breach of contract, copyright and/or trademark infringement whether under statutory or common law, advertising, libel, slander or other form of defamation, invasion, infringement of or interference with the rights of privacy or publicity whether under statutory or common law and product liability coverage against any and all claims, demands and causes of action arising out of any defects, or failure to perform, or any harm caused by the Licensed Articles or any material used in connection therewith. Licensee shall provide Agent and OWNER with a Certificate of Insurance and policy endorsement evidencing such coverage and naming the Agent and Owner and any Additional Insureds/Indemnities listed in the Definitions in Section I.(o), as an additional insured party and such insurance coverage shall be non-cancelable except upon thirty (30) days prior written notice to Agent and OWNER. Evidence of coverage shall be submitted to Agent and OWNER within thirty (30) days after the execution of this Agreement or prior to the marketing, manufacturing, promotion and distribution of the Licensed Articles, whichever comes first, and such policy shall be continuously maintained and in full force and effect for the balance of the entire Term and any extension thereof and for one (1) year thereafter.

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In the event of any desired change in insurance, a new Certificate of Insurance and policy endorsement shall be submitted to Agent and OWNER, however, no coverage shall lapse during any such change. It is understood that compliance herewith in no way limits Licensee’s indemnity obligations, except to the extent that Licensee’s insurance company actually pays Agent and Owner amounts which Licensee would otherwise be required to pay Agent and Owner.

11.	TERMINATION

(a)	In addition to the termination provisions set forth elsewhere in this Agreement, this Agreement shall automatically and immediately terminate to the fullest extent permitted by law if any one or more of the following events occur:

(i)	If Licensee shall discontinue its business, become insolvent, enter into a liquidation, whether compulsory or voluntary (except for the purpose of a scheme for amalgamation or reconstruction) or if Licensee enters into a composition or assignment with its creditors or administration, or if any winding up petition or petition in bankruptcy is issued by or against Licensee and remains undischarged for a period of 30 (thirty) days, or if a receiver, liquidator, manager or trustee in bankruptcy is appointed for Licensee’s business;

(ii)	Any statement of account furnished by Licensee pursuant to paragraph 2.(c) above is erroneous in Licensee’s favor by a discrepancy of more than 5% (five percent) or if Licensee fails to pay when due any payments required under this Agreement and such discrepancy and/or failure is not cured within 10 (ten) days following notice to Licensee;

(iii)	Any acquisition or change in the nature of Licensee’s business in the event such acquisition or change would in OWNER’s reasonable opinion, render Licensee unable to perform its obligations hereunder or cause the cessation of Licensee’s ordinary core business.

(iv)	If Licensee fails to generate income from sales of the Licensed Articles at any time during the Term for a period of two (2) consecutive Royalty Periods (i.e., 2 calendar quarters or 6 months) after the Distribution Date.

(b)	Subject to the terms of paragraph 11.(a) above and any applicable grace or cure period otherwise provided in this Agreement, if Licensee breaches any of its representation or warranties contained in this Agreement or if Licensee fails to perform any of its obligations or breaches any of the other terms and conditions of this Agreement applicable to Licensee, OWNER may, at its option, terminate this Agreement on 30 (thirty) days prior written notice to Licensee from OWNER or Agent. If Licensee, within that time, shall have completely remedied the breach to the satisfaction of OWNER, such notice of termination shall be rescinded, in writing. In the event of termination of this Agreement due to a breach by Licensee, such termination shall be without prejudice to any rights which OWNER may otherwise have against Licensee.

(c)	In the event of termination of this Agreement as a result of any material breach of this Agreement by Licensee, Licensee agrees:

(i)	to pay all reasonable legal fees and accountants’ fees incurred by OWNER and Agent in the enforcement of this Agreement;

(ii)	to immediately pay Agent any remaining unpaid Guarantee; and

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(iii)	to pay Agent all Royalties on Net Sales and interest, if applicable, which have not yet been remitted to Agent and to immediately cease any further sale and use of the Property.

12.	DISPOSAL OF STOCK UPON EXPIRATION OF TERM

(a)	Upon expiration of the Term and not by reason of any automatic termination or termination on notice, Licensee may, except as otherwise provided in this Agreement, continue to sell the Licensed Articles which are on hand or in the process of manufacture at the expiration of the Term, for the Sell-Off Period set forth in the Definitions, provided accountings and Royalty statements have been furnished to Agent in accordance with this Agreement and provided that all payments due hereunder are up-to- date. Notwithstanding any provisions contained herein to the contrary, any and all rights which Licensee may have to sell the Licensed Articles during the Sell-Off Period as set forth herein shall be granted to Licensee on a non-exclusive basis only. Licensee acknowledges and agrees that Licensee shall be required to account to and pay Agent Royalties on all Net Sales of the Licensed Articles during the Sell-Off Period. Licensee shall furnish to Agent within 30 (thirty) days following the last day of the Sell-Off Period, complete and accurate statements of all sales and distribution of the Licensed Articles during the Sell-Off Period and such statement shall be accompanied by Licensee’s remittance for all Royalties and any other sums (if any) shown to be due. Following the expiration of the Sell-Off Period, Licensee shall destroy its remaining inventory of the Licensed Articles and furnish OWNER with an affidavit attesting to such destruction, sworn to by a principal officer of Licensee or, at OWNER’s option, sell to OWNER any remaining inventory at Licensee’s cost and Licensee shall refrain from any further use or reference to the Property. This provision shall be enforceable and shall survive any termination and/or expiration of this Agreement.

(b)	During the last 3 (three) months of the Term, Licensee will not manufacture any more quantities of the Licensed Articles than it genuinely anticipates selling during the balance of the Term (based upon prior sales of such Licensed Articles during the preceding 6 (six) months of the Term) in the normal course of business and without any special promotional activities and thirty (30) days prior to the end of the Term, Licensee shall furnish Agent with an inventory list of all Licensed Articles on hand. OWNER or its agents (including Sharper, Inc.) or representatives shall have the right to take a physical inventory to ascertain or verify such inventory list. Refusal by Licensee to submit to such physical inventory or failure to render the inventory list as and when required by this provision shall result in a forfeiture by Licensee of Licensee’s rights to dispose of its stock as provided in paragraph 12.(a) above if Licensee shall fail to cure such refusal or failure within ten (10) days after written notice is given to Licensee.

13.	EFFECT OF TERMINATION OR EXPIRATION

Upon and after the expiration or termination of this Agreement, all rights granted to Licensee hereunder shall forthwith revert to OWNER and Licensee will refrain from further use of the Property, or any further direct or indirect reference to, or anything deemed to be similar to, the Property in connection with the manufacture, sale or distribution of the Licensed Articles, except as provided in paragraph 12.(a) above.

14.	NOTICES

(a)	All notices required or permitted to be given hereunder shall be made in writing, and shall be sent to the respective address of the Parties set out above by registered or certified mail, return receipt requested or by a recognized overnight or express courier service with proof of mailing and delivery. A copy of any notice given to OWNER shall be required to be sent to Agent in the same manner.

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(b)	Any notice sent in accordance with paragraph 14.(a) shall be deemed received (ten) days after the date of mailing or upon signature of addressee, whichever is earlier.

(c)	All statements due hereunder shall be sent to Agent at the following address:

SHARPER, INC.

1501 N Sepulveda Blvd, Suite #B
Manhattan Beach, CA 90266

(d)	All payments due hereunder shall be remitted to Agent’s bank account as follows:

SHARPER, INC.

Account # 8737654403

Wells Fargo Bank, N.A.

420 Montgomery

San Francisco,

CA 94104

Swift BIC Code WFBIUS6S

ABA ROUTING code 121000248

Licensee agrees that should Licensee receive notice from Agent or OWNER that Agent’s rights have expired or been terminated, Licensee shall continue abiding by all of the terms and conditions contained herein and all statements and payments to be made hereunder shall continue to be made to Agent or directly to OWNER, as directed by OWNER.

(e)	Any Party may change the address to which notices or payments are to be sent by giving written notice of such change of address to the other Party in the manner set forth in paragraph 14.(a) provided that such notices shall only be deemed effective on the date of receipt by the receiving Party.

15.	GENERAL

(a)	Licensee acknowledges and agrees that this Agreement shall be enforced, governed, interpreted and construed in accordance with the laws of the State of New York which are applicable to contracts made and wholly performed therein. In the event of any dispute or enforcement proceeding arising under this Agreement, Licensee hereby consents to, designates and submits to the exclusive venue and jurisdiction of any State or Federal Court located in the State of California, City of Los Angeles of, which is empowered to enforce this Agreement and Licensee agrees to accept service of process by mail. Licensee hereby agrees that it shall not raise any defenses or objections to jurisdiction or venue; It being understood and agreed that Licensee specifically waives all rights to have any action based on the terms and conditions contained in this Agreement brought or maintained elsewhere unless this provision is contrary to the laws in the Territory in which case, the venue and jurisdiction required in such Territory, as applicable, shall prevail. Licensee further agrees that any judgment (including a judgment by default) which may be obtained against Licensee in the courts located in the State of California, City of Los Angeles will be binding upon Licensee with the same force and effect as if entered or obtained in a jurisdiction in which Licensee is doing business. None of the foregoing provisions will in any way be deemed a waiver of the right to proceed with litigation against Licensee in any venue or jurisdiction in which Licensee is doing business.

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(b)	The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(c)	Licensee acknowledges and agrees that a breach by Licensee of the terms and conditions contained herein and/or Licensee’s failure to perform any of the material terms or conditions of this Agreement may result in immediate and irreparable damage to OWNER and/or the Property. Licensee also acknowledges and agrees that there may be no adequate remedy at law for such breach and/or failures and that in the event thereof, OWNER shall be entitled to equitable relief in the nature of injunction and to all other available relief, at law and/or in equity. Notwithstanding the foregoing, Licensee agrees that its sole remedy in the event of a breach of this Agreement by OWNER shall be an action at law against OWNER for monetary damages, and in no event shall Licensee be entitled to equitable relief against OWNER or to enjoin the production, distribution or any exploitation of the Property or the Licensed Articles.

(d)	Nothing contained herein shall be construed to place the Parties in the relationship of partners or joint venturers and no Party shall have the power to obligate or bind any other Party in any manner whatsoever other than as specifically set forth in this Agreement nor, shall any Party create any expense chargeable to any other Party without the specific written approval of said Party, as applicable.

(e)	This Agreement is personal to Licensee and neither this Agreement nor any of the Licensee’s rights or obligations hereunder may be sublicensed, transferred, assigned, pledged or encumbered by Licensee without the prior written approval of OWNER. OWNER may, at its election, assign this Agreement and any of its rights hereunder.

(f)	This Agreement sets forth the entire Agreement and understanding of the Parties hereto, and supersedes all prior agreements, arrangements and undertakings between the Parties hereto. No representations, promises or inducements have been made by Licensee, OWNER or its Agent that are not embodied in this Agreement and no Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth. Should any provision of this Agreement be found to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision hereof.

(g)	This Agreement may be amended only by a written notice executed by all Parties hereto. The failure of any Party at any time to require performance of any provision hereof shall in no manner affect such Party’s rights at a later time to enforce the same. No waiver by any Party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement. This Agreement shall be effective only upon full execution by OWNER and Licensee.

READ AND AGREED TO:

By:	/s/ Matthew Feinstein	By:	/s/ John Putnam
	Pineapple Express, Inc.,		Putnam Accessory Group, Inc.

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EXHIBIT “A”

Trademarks and Copyrights

Trademark Registration Number:

//

//

//

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EXHIBIT “B”

Licensed Articles

The Licensed Articles shall consist of only the following:

Tee Shirts, Hoodies, Crews, Headwear (including Caps, Beanies and Fashion Headwear), Accessory items limited to Lighters, Keychains, phone cases, belts, wallets, stickers and enamel pins.

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EXHIBIT “C”

RETAIL CHANNELS FOR MARKETING, SALES AND DISTRIBUTION

Retail Channels for the marketing, sale and distribution of the Licensed Articles shall include only the following channels of distribution:

ALL INCLUDING DIRECT TO CONSUMER VIA ONLINE/INTERNET SALES

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EXHIBIT “D”
MANUFACTURER’S AGREEMENT

(to be placed on Manufacturer’s letterhead)

Dated: ____________

Pursuant to the terms and conditions of the Merchandising License Agreement (herein referred to as the “Agreement”) made as of_________, 200_ between the undersigned Owner and Licensee, we, ______________ (the “Manufacturer”), located at _____________________, acknowledge that we have been engaged by said Licensee to manufacture _________________________________________ (the “Licensed Articles”), utilizing the Property as defined in the aforementioned Agreement, and we are cognizant of, and agree to be bound by, the terms and conditions set forth in said Agreement as they relate to our function as the Manufacturer.

In connection therewith, upon request from Owner or its agent, but not more frequently that quarterly, we shall supply a statement detailing all items manufactured and/or supplied to Licensee in connection with the Property and we hereby agree that Owner, or its agent or representative shall have the right to examine the books and records of Manufacturer as they relate to the use of the Property as well as the right of Owner, or its agent or representatives to visit the plant or plants where the Licensed Articles are made and where the containers, packaging material and the like are printed or produced in order to determine whether the Manufacturer is in compliance with the terms herein and in the aforementioned Agreement. We further agree that we will look solely to the Licensee engaging Manufacturer for any payments and/or compensation with respect to the manufacture, shipment and/or supply of the Licensed Articles or a part thereof and we will have no claim against the Owner or its agent or representative with respect to such payments or any other matters in connection with the Licensed Articles or the Property.

Additionally, we hereby acknowledge the Owner’s trademarks and copyrights in and to the Property. We agree that we will not claim any rights or ownership in and to the Property or in any parts therein or derivative thereof and we will not use any trademarks, copyrights or tradename which are identical to, or confusingly similar to the Property or any part thereof. Further, we acknowledge and agree that all intellectual property rights, including without limitation, all copyrights in any literary, artistic, musical or other work made by us or on our behalf which incorporate the Property or any part thereof, shall inure to the benefit of Owner and we shall take such steps as necessary to assign all such rights to Owner. We hereby acknowledge that we will promptly complete a registered user agreement in respect of any trademarks associated with or embodied in the Property if so requested by Owner or its agent. We understand that the Manufacturer has no right to use the licensed material, trademarks or copyrights except as specifically authorized in writing by Licensee, and Manufacturer may not sublicense, subcontract or in any way transfer the rights hereunder or sell the Licensed Articles or licensed material to any person or entity other than Licensee unless specifically authorized by Owner in writing. Manufacturer further agrees that upon notice of expiration or termination of the aforementioned Agreement or, when Licensee ceases to require the manufacture of the Licensed Articles, whichever is earlier, Manufacturer will deliver to Licensee, or if Manufacturer has been advised that Licensee’s rights have been terminated or expired, to Owner or its agent as directed, any artwork, designs, molds, plates or other devices used to reproduce the name or any likeness of the Property and we will immediately cease any further manufacture of the Licensed Articles.

We understand that Owner or its agent or representative shall be entitled to invoke any remedy permitted by law for violation of this Manufacturer’s Agreement and our engagement as Manufacturer for the Licensee is subject to our agreement to the foregoing terms and approval by Owner. Such approval will not be deemed granted until this Manufacturer’s Agreement is executed below by all parties.

Read and Agreed to:		Approved:

By:		By:		By:
	Manufacturer		Licensee		Owner

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SCHEDULE “1” (PAGE 1 OF 2)

LICENSEE REPORT FORM
SUMMARY STATEMENT

Licensee Name:

Artist/Property:

Quarter (circle one) 1st, 2nd, 3rd, 4th, 200[ ]

Pre-paid Advance (if applicable)	$	[	]
Total Sales Dollars	$	[	]
(from Detail Royalty Statement)
Royalty Rate
(from Detail Royalty Statement)		[	]%
Royalty	$	[	]
(from Detail Royalty Statement)
Unrecouped Advance Balance from
Prior Statement (if applicable)	$	[	]
BALANCE DUE/(UNRECOUPED BALANCE)	$	[	]

Certification: We have examined this report and certify it to be a true and accurate statement as reflected by our books and records for the quarter concerned.

Authorized Licensee Signature: ____________________________________

Printed Signature/Title: ________________________________

                                                            _____________________________

Dated: _____________________________

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SCHEDULE “1”

(page 2 of 2)

LICENSEE REPORT FORM

DETAILED ROYALTY REPORT

Date:

Licensee Name:

Agreement No:

Artist/Property:

Period Covered: 1st Qtr/2nd Qtr/3rd Qtr/4th Qtr 200[ ] (Please circle one) From:	To:

Territory: (Please list all countries within the Territory separately)

LICENSEE INFORMATION

Address:

City/State/Zip:

Telephone Number:

Fax Number:

Attention:

Licensed Articles SKU Number	Description	Total Units Manufactured During Period	Total Units Ship/Distributed During Period	Gross Sales (Units)	Allowable Returns* (Units)	Net Sales (Units)	Unit Selling Price ($)	Gross Sales ($)	Allowable Returns* ($)

TOTAL AMOUNT

*Please provide copies of relevant invoices and credits for verification of any allowable returns.

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SCHEDULE “2”

APPROVAL GUIDELINES

THE ATTACHED FORM MUST ACCOMPANY ALL MATERIAL SUBMITTED FOR

APPROVAL.

Please send all materials to be submitted to:

SHARPER, INC.

1501 N. Sepulveda Blvd., Suite #B
Manhattan Beach, CA 90266

Written approval from the owner (“Owner”) of the Property utilized by Licensee will be required at each of the following stages of preparation:

1.	Conceptual artwork (i.e., layout concepts) in color (or Black &White in the case of Three-D figurines) for all items and packaging/tags/labels/inserts/advertising/display materials therefore.

2.	Final artwork for all items and packaging/tags/labels/inserts/advertising/display materials therefore.

3.	Pre-production sample for all items and packaging/tags/labels/inserts/advertising/display materials therefore.

4.	Final sample after manufacture, but prior to any distribution thereof and all packaging/tags/labels/inserts/advertising/display materials therefore.

Owner shall be responsible for reviewing and approving Mechanicals, Pre-Production samples, Final Production samples and any re-submissions based on the style guide. Owner will use its best efforts to comment and/or approve all Licensed Articles and Collateral Materials within 14 (fourteen) business days.

Note: In addition, all materials shall be re-submitted for approval each time a revision is made incorporating the changes requested.

Samples of finished product must be submitted pursuant to the Agreement.

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All submissions not approved in writing are deemed not approved.

28

SCHEDULE “3”

APPROVAL SUBMISSION FORM.

This form is to be submitted at each stage of the artwork process when sending in product for approval.

Contract No

Licensee

Contact name

Tel/fax

Address

*Tracking No

Date

Licensed Article

Retailer

Stage Submitted

Restrictions

Date Licensee paid Advance to Agen~~t~~

*The tracking number is not applicable at concept, but must be added on all further submissions. It is found on the Artwork Approval form. Please note we cannot process artwork until we receive confirmation of payment of the Advance.

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